Exhibit 99.2

CERTIFICATE OF THE SECRETARY OF CHOU AMERICA MUTUAL FUNDS
CERTIFYING RESOLUTIONS REGARDING
APPROVAL OF FIDELITY BOND

THE UNDERSIGNED, duly appointed Secretary of Chou America Mutual Funds (the “Trust”), a Delaware statutory trust, does hereby certify that the following are full, true and correct copies of certain resolutions unanimously approved by the Board of Trustees of the Trust (the “Board”) on June 2, 2011, and that such resolutions have not been rescinded, amended or modified and on the date hereof are in full force and effect:

VOTED:  That, upon consideration of the material factors, including those factors specified by the applicable regulations, the Board, including a majority of the Independent Trustees, hereby approves the fidelity bond (the “Bond”), covering each officer and employee of the Trust against larceny and embezzlement, in the amount of $400,000 for a one-year term ending July 1, 2012; and it was

FURTHER VOTED:  That the Board hereby approves the proposed premium for the Bond and authorizes the officers of the Trust to make any and all payments and to do any and all other acts, in the name of the Trust and on its behalf, as they or any of them, may determine to be necessary or appropriate to obtain coverage for the Trust under the Bond; and it was

FURTHER VOTED:  That an officer of the Trust be, and each of them hereby is, authorized to file the fidelity bond with the SEC and give notices required under Paragraph (g)(1) of Rule 17g-1; and it was

FURTHER VOTED:  That the officers of the Trust be, and each of them hereby is, authorized to take any actions and to execute any instruments which may be necessary or advisable to carry out the foregoing resolutions and the purpose and intent thereof.

IN WITNESS WHEREOF, the undersigned has executed this certificate this 7th day of July 2011.

/s/ Megan Hadley Koehler
Megan Hadley Koehler
Secretary of the Trust